Exhibit 99.04
Page 1
Southern Company
EPS Earnings Analysis
Three Months Ended March 2021 vs. March 2020

Description	Cents

Retail Sales	(1)¢

Retail Revenue Impacts	2

Weather	6

Wholesale & Other Operating Revenues	4

Depreciation and Amortization, Interest Expense, Other	3

Total Traditional Electric Operating Companies	14¢

Southern Power	4

Southern Company Gas	2

Total Change in EPS (Excluding Items)	20¢

Estimated Loss on Plants Under Construction[1]	(3)

Acquisition and Disposition Impacts[2]	(2)

Wholesale Gas Services[3]	10

Total Change in EPS (As Reported)	25¢
- See Notes on the following page.

Exhibit 99.04

Southern Company
EPS Earnings Analysis

Notes
(1)Earnings for the three months ended March 31, 2021 include a charge of $48 million pre tax ($36 million after tax) for an estimated probable loss on Georgia Power Company's construction of Plant Vogtle Units 3 and 4. Further charges may occur; however, the amount and timing of any such charges are uncertain. Earnings for the three months ended March 31, 2021 and 2020 include charges (net of salvage proceeds), associated legal expenses (net of insurance recoveries), and tax impacts related to Mississippi Power Company's integrated coal gasification combined cycle facility project in Kemper County, Mississippi. Mississippi Power Company expects to incur additional pre-tax period costs to complete dismantlement of the abandoned gasifier-related assets and site restoration activities, including related costs for compliance and safety, asset retirement obligation accretion, and property taxes, totaling $10 million to $20 million annually through 2025.
(2)Earnings for the three months ended March 31, 2020 primarily include a $39 million pre-tax ($23 million after-tax) gain on the sale of Southern Power Company's Plant Mankato. Further impacts may be recorded in future periods in connection with acquisition and disposition activity.
(3)Earnings for the three months ended March 31, 2021 and 2020 include Wholesale Gas Services business results. Presenting earnings and earnings per share excluding Wholesale Gas Services provides an additional measure of operating performance that excludes the volatility resulting from mark-to-market and lower of weighted average cost or current market price accounting adjustments.